EXHIBIT 99.2

For More Information, Contact:
Corporate Communications, Cygnus, Inc.
(650) 369-4300 www.cygn.com

FOR IMMEDIATE RELEASE

CYGNUS REPORTS THIRD QUARTER FINANCIAL RESULTS

Quarter Highlights Include U.S. FDA Approval for Large-Scale Manufacture of the AutoSensor
 Supplemental PMA Submission for Pediatric Use of GlucoWatch Biographer® System
and a $750,000 NIH Grant for Innovative Research

Redwood City, CA – November 5, 2001 – Cygnus, Inc. (Nasdaq: CYGN) today reported its financial results for the quarter ended September 30, 2001. The Company posted a net loss of $11.6 million ($0.37/share) for the quarter ended September 30, 2001, compared to a net loss of $10.0 million ($0.38/share) for the quarter ended September 30, 2000.

The quarter was highlighted by an important U.S. Food and Drug Administration (FDA) approval for large-scale manufacturing of the AutoSensor, the consumable component of the GlucoWatch® Biographer system.  In addition, last week Cygnus announced it received approval from the FDA for Cygnus itself to perform the final assembly of the durable Biographer component of the system.  “These final manufacturing approvals are important to meet anticipated demand in the United States,” noted Craig W. Carlson, Chief Operating Officer and Chief Financial Officer of Cygnus, Inc. During the quarter, Cygnus initiated efforts to generate awareness and interest among customers in the United Kingdom. “We’re very encouraged by the positive feedback we’ve received from many of our customers in the U.K. about how the Biographer is improving their lives,” stated Mr. Carlson. In September, Cygnus was awarded a Small Business Innovative Research (SBIR) grant from the National Institute of Diabetes and Digestive and Kidney Diseases of the National Institutes of Health (NIH).   The funding level is just under $750,000 and will be used to advance biosensor research.  Finally, during the quarter, Cygnus submitted a supplemental pre-market approval (PMA) application to the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). “Diabetes affects more than 100,000 children in the U.S. and we have encouraging data that show the GlucoWatch Biographer may help these children better manage their disease,” said John C Hodgman, Chairman, CEO and President of Cygnus, Inc.

For the third quarter, Cygnus had total revenues of $0.4 million, compared to no revenues for the quarter ended September 30, 2000. The Company had total costs and expenses of $11.3 million for the quarter ended September 30, 2001, compared to $9.5 million for the quarter ended September 30, 2000. Research and development costs for the quarter ended September 30, 2001 were $7.6 million, compared to $6.0 million for the quarter ended September 30, 2000. Research and development activities included work on future versions of the Biographer, pediatric studies in order to expand the intended use of the device, and developing and testing high-capacity manufacturing processes, this last item being primarily responsible for the expense increase. Marketing, general and administrative expenses for the quarter ended September 30, 2001 were $3.7 million, compared to $3.5 million for the quarter ended September 30, 2000. Marketing activities included commercial launch programs in the U.K., implementation of the U.S. pilot marketing program, development of training programs for health care professionals and patients, and development of promotional programs in anticipation of a U.S. launch.

Cash and investments totaled $23.7 million as of September 30, 2001.

Cygnus is currently in advanced negotiations with multiple companies regarding a sales alliance in anticipation of initiating sales in the U.S. during the first quarter of 2002.

In other recent news, Cygnus received two more U.S. patents related to methods for monitoring any physiological analytes including glucose.  So far in 2001, nine U.S. patents have been issued bringing the total U.S. patents to 19.  Outside the U.S., Cygnus has received a total of 42 patents and an additional 83 worldwide applications are pending.

The Company's results of operations and level of revenues may vary significantly from period to period and are not necessarily indicative of expected results of operations or revenues in future periods.

Cygnus, Inc., headquartered in Redwood City, California, develops and manufactures diagnostic medical devices, utilizing proprietary biosensor technologies to satisfy unmet medical needs cost-effectively. The Company’s current efforts are focused on a frequent, automatic, and non-invasive glucose monitoring device (the GlucoWatch Biographer system) and enhancements thereto.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and scale-up commercially the GlucoWatch Biographer and AutoSensor,  plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographer, and plans for future products. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results to differ from the Company’s current expectations and any forward-looking statements contained in this news release. "GlucoWatch" is a registered trademark of Cygnus, Inc.

END

Financial Table to Follow

CYGNUS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2001	2000	2001	2000

Contract revenues	$120	$ ----	$5,185	$1,038
Product revenues	298	----	337	----
Total revenues	418	----	5,522	1,038

Costs and expenses:

Costs of products sold

	36	----	36	----

Research and development

	7,584	5,973	22,634	14,355
Marketing, general and administrative	3,686	3,536	11,397	7,677
Total costs and expenses	11,306	9,509	34,067	22,032

Loss from operations	(10,888)	(9,509)	(28,545)	(20,994)

Other income and (expense)	(674)	(519)	(510)	(1,304)

Loss from operations before income tax
	(11,562)	(10,028)	(29,055)	(22,298)

Provision for income taxes
	----	----	(500)	(100)

Net loss
	$(11,562)	$(10,028)	$(29,555)	$(22,398)

Net loss per share, basic and diluted	$(0.37)	$(0.38)	$(1.01)	$(0.86)

Shares used in computation of net loss per share, basic and diluted	30,840	26,467	29,167	26,032

Condensed Consolidated Balance Sheet

(In thousands)

(unaudited)

	Sept. 30, 2001	Dec. 31, 2000
Cash and investments	$23,726	$24,486
Inventories	547	----
Other current assets	1,177	653
Other assets	8,496	7,750

Total assets	$33,946	$32,889

Current liabilities	$16,964	$13,723
Long-term obligations	32,278	32,189
Stockholders’ net capital deficiency	(15,296)	(13,023)

Total liabilities & stockholders’ net capital deficiency	$33,946	$32,889